Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (this “Agreement”) is entered into by Fred Knechtel (“Executive”) and Interpace Biosciences, Inc. (the “Company”). Executive and the Company are jointly referred to in this Agreement as the “Parties” and both individually referred to in this Agreement as a “Party.”

1. Termination of Employment. Executive’s employment with the Company will terminate for all purposes effective as of January 31, 2021 (the “Termination Date”). Executive and the Company waive any and all notice periods applicable to the termination of Executive’s employment. Executive will make no further representations, warranties or commitments as an employee or on behalf of the Company on and after the Termination Date, and does not claim any further right to employment by the Company.

The Company shall pay Executive his Base Salary (as defined in the Employment Agreement between Executive and the Company dated January 29, 2020 (the “Employment Agreement”)) through the Termination Date and, to the extent unpaid, the Company shall pay Executive for any unused PTO days. Executive shall be entitled to retain possession of his laptop computer, monitor, cell phone and iPad.

Executive’s vesting in any outstanding equity awards shall not accelerate upon the termination of his employment, and shall not further vest after the Termination Date. Any such equity award shall be vested and exercisable to the extent provided in the applicable award agreement.

Except as provided in this Agreement, Executive shall not be entitled to any compensation, bonus payment or award after the Termination Date.

2. Consideration. In consideration for executing and not revoking this Agreement, the Company shall pay Executive (1) severance equal to six (6) months’ Base Salary, payable semi-monthly on the Company’s regularly scheduled payroll dates, beginning on the payroll date next following the date on which this Agreement becomes effective, and (2) an amount equal to the value of any unused PTO days that Executive had forfeited without payment as of December 31, 2020, payable in a single sum on the Company’s regularly scheduled payroll date next following the date on which this Agreement becomes effective. In addition, Executive shall be eligible to continue participation in the Company’s health and welfare benefit plans, to the extent he was enrolled in such plans as of the Termination Date, for the six-month period in which he receives severance pursuant to this Agreement; provided, that Executive pays the employee portion for such coverage to the extent, if any, that he was required to pay immediately prior to the Termination Date.

Executive understands and agrees that he is not entitled to any severance or other payment, other than in accordance with this Agreement.

Subject to Section 3 below and/or as otherwise provided by this Agreement, severance payments pursuant to this Section 2 will be paid only if this Agreement becomes effective within sixty (60) days of the Termination Date.

3. Delay of Payment to Comply with Code Section 409A. Notwithstanding anything herein to the contrary, if Executive, as of the Termination Date, is a “specified employee” within the meaning of Section 409A (as defined below) and the regulations promulgated thereunder, then if and to the extent required in order to avoid the imposition on Executive of any excise tax under Section 409A, the Company shall delay the commencement of severance payments pursuant to Section 2 (without any reduction) by a period of six (6) months after the Termination Date. Any payments that would have been paid during such six (6) month period but for the provisions of the preceding sentence shall be paid in a lump sum to Executive six (6) months and one (1) day after the Termination Date. The 6-month payment delay requirement of this Section 3 shall apply only to the extent that severance payments pursuant to Section 2 are subject to Section 409A.

4. 409A Compliance. The following rules shall apply, to the extent necessary, with respect to distribution of the payments, if any, to be provided to Executive under this Agreement. This Agreement is intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the Parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company. Subject to the provisions in this Section 4, severance payments pursuant to this Agreement shall begin only upon the date of Executive’s “separation from service” which occurs on or after the date of Executive’s termination of employment. It is intended that each installment of severance payments provided under this Agreement, if any, shall be treated as a separate “payment” for purposes of Section 409A.

All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (ii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iii) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit. Notwithstanding anything herein to the contrary, the Company shall have no liability to Executive or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

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5. Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state or local income taxes as may be appropriate.

6. Executive’s General Release of Claims. In exchange for the severance payments described in Section 2 of this Agreement, Executive knowingly and voluntarily releases the Company and its parent corporations, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors, shareholders, agents, representatives and employee benefit plans and programs and their administrators and fiduciaries (collectively referred to in this Agreement and General Release as the “Released Parties”), from any and all claims, known and unknown, resulting from anything which has happened up to the date Executive signs this Agreement, including any claim for attorneys’ fees, relating to or arising out of Executive’s employment with the Company. For purposes of this release, “Executive” includes Executive and his heirs and legal representatives.

Without limiting the release in the prior paragraph in any way, Executive expressly waives and releases all claims relating to or arising out of any conduct of the Released Parties with respect to Executive’s employment with the Company and/or any other aspect of Executive’s employment with the Company and Executive’s termination, including, but not limited to all claims under:

●	The Age Discrimination in Employment Act;
●	The National Labor Relations Act;
●	Title VII of the Civil Rights Act;
●	Sections 1981 through 1988 of Title 42 of the United States Code;
●	The Employee Retirement Income Security Act (except for any vested benefits under any tax qualified benefit plan);
●	The Genetic Information Nondiscrimination Act;
●	The Immigration Reform and Control Act;
●	The Americans with Disabilities Act;
●	The Occupational Safety and Health Act;
●	The Workers Adjustment and Retraining Notification Act;
●	The Fair Credit Reporting Act;
●	The Family and Medical Leave Act;
●	The Equal Pay Act;
●	The Uniformed Services Employment and Reemployment Rights Act;
●	Employee Polygraph Protection Act;
●	The Employee (whistleblower) civil protection provisions of the Corporate and Criminal Fraud Accountability Act (Sarbanes-Oxley Act);
●	other federal, state or local law equal employment opportunity or other laws, regulations, or ordinances;

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●	breach of contract; quasi contract; negligence; interference with contract/business advantage; fraud; defamation; intentional infliction of emotional distress;
●	common law wrongful discharge from employment; and
●	any other duty or obligation of any kind or description to the fullest extent permissible by law.

Executive does not waive or release: (1) his right to enforce or challenge this Agreement; (2) any vested rights which Executive may have under any employer sponsored benefit plan; (3) the right to file any unwaivable charge or complaint with a government administrative agency (although Executive does waive and release any right to recover damages in connection with any such charge or complaint relating to anything which has happened up to the date Executive signs this Agreement); (4) rights or claims which cannot lawfully be released; (5) any right to defense or indemnification based upon Executive’s past conduct within the course and scope of Executive’s duties for the Company that Executive may have, whether based on Company bylaws, state law, or insurance policy; and (6) rights or claims arising after the date Executive signs this Agreement.

Executive represents that as of the date he signs this Agreement, he is unaware of any work related illness or injury. Executive also acknowledges and agrees that he has fully and timely received all wages, overtime compensation, bonuses, commissions, benefits, and/or other amounts due in connection with his employment with and termination from the Company.

Executive represents that, as of the date he signs this Agreement, he has not filed any charge, complaint, claim, or action with any court, organization, governmental entity, or administrative agency against the Company, or any of the other Released Parties.

7. The Company’s General Release of Claims. In exchange for the mutual promises contained herein, the Company, and its parent corporations and subsidiaries knowingly and voluntarily releases Executive and his heirs and legal representatives from any and all claims, known and unknown, resulting from anything which has happened up to the date the Company signs this Agreement arising out of Executive’s service to the Company or the termination thereof, including any claim for attorneys’ fees. The foregoing will not be deemed to release Executive from claims (a) to enforce this Agreement, (b) claims arising from acts or omissions by Executive that would constitute a crime, or (c) claims that are not known to any member of the Company’s Board of Directors (provided that a claim will be deemed known if the basis for each material element of the claim could have been ascertained by the Company’s Board of Directors prior to the date hereof upon reasonable inquiry).

8. Restrictive Covenants and Return of Property. Executive represents that Executive has not divulged any proprietary or confidential information of the Company and will remain subject after the Termination Date to the confidentiality and non-solicitation covenants contained in the Confidential Information, Non-Disclosure, Non-Solicitation, Non-Compete, and Rights to Intellectual Property Agreement by and between Executive and the Company and made as of January 29, 2020 (the “Confidentiality Agreement”), which is incorporated by reference herein.

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Executive represents that Executive has returned all of the Company’s property, documents, and/or any confidential or proprietary information in Executive’s possession or control. Executive also agrees that Executive is in possession of all of Executive’s property that Executive had at the Company’s premises and that the Company is not in possession of any of Executive’s property.

9. Governing Law and Interpretation. This Agreement shall be interpreted in accordance with the laws of the State of New Jersey without regard to principles of conflicts of laws.

10. Severability. Should any provision or part of any provision of this Agreement be declared illegal, unenforceable, or ineffective in any legal forum, that provision or part of that provision shall immediately become null and void, but the rest of this Agreement will remain in full force and effect.

11. No admission of Wrongdoing and Attorneys’ Fees. Neither Party, by signing this Agreement, admits to any wrongdoing or liability to the other. Both Executive and the Company deny any wrongdoing or liability. The Parties shall each bear their own attorneys’ fees and/or expenses incurred in connection with this Agreement and no Party shall be deemed a prevailing Party for any purpose.

12. Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Executive and the Company.

13. Entire Agreement. This Agreement sets forth the entire agreement between Executive and the Company with respect to the subject matter hereof. This Agreement supersedes and replaces any and all prior agreements or understandings between Executive and the Company, including the Employment Agreement, except the Confidentiality & Non-Compete covenants of the Employment Agreement and the terms and conditions of the Confidentiality agreement, which shall survive and continue to remain in full force and effect, except as modified by this Agreement. Executive acknowledges that Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept and enter into this Agreement, except for those set forth in this Agreement.

14. Representation by Counsel. Executive acknowledges that he has had ample time and opportunity to consult with the attorney of his choice in connection with his execution of this Agreement if he elected to do so; that he has carefully read and fully understands all of the provisions of this Agreement; and that he has had adequate time to review this Agreement and the General Release contained in this Agreement.

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15. ADEA Waiver. Executive acknowledges that he is releasing claims arising under the Age Discrimination in Employment Act (“ADEA”). To satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. § 626(f), the Company and Executive agree as follows:

a.	Executive represents that he has carefully read and fully understands the terms of this Agreement.

b.	Executive is advised to consult with an attorney before signing this Agreement.

c.	Executive acknowledges and understands that he has had twenty-one (21) days to consider this Agreement.

d.	Executive represents that he has taken as much time as necessary to consider whether to sign this Agreement and has chosen to sign this Agreement freely, knowingly, and voluntarily.

e.	For a seven (7) day period after Executive signs this Agreement, Executive may revoke this Agreement by delivering a written revocation to Maureen Fischer Interpace Diagnostic Group Inc., Morris Corporate Center, 1 Interpace Parkway, Parsippany, NJ 07054. The revocation must be personally delivered to Maureen Fischer or mailed to Maureen Fischer and postmarked within seven (7) days of the date Executive signs this Agreement. This Agreement will not become effective or enforceable until after the end of this revocation period.

16. Agreement is Joint Product. The Parties acknowledge that this Agreement is a joint product and shall not be construed for or against any Party on the ground of sole authorship. This Agreement may be executed in multiple originals, each of which shall be considered an original instrument, but all of which shall constitute one agreement, and shall bind the Parties hereto and their successors, heirs, assigns, and legal representatives.

17. Counterparts. This Agreement may be executed in counterparts, each being deemed an original document. This Agreement shall be binding upon the execution and delivery by facsimile or email by all Parties to this Agreement as if the same were manually executed and delivered by such Parties. The Parties agree to promptly deliver to each other original executed counterparts of this Agreement.

18. Assignment. Neither Party may assign such Party’s rights or obligations hereunder without the prior written consent of the other Party.

19. No Waiver. No waiver by any Party hereto of any breach of this Agreement by any other Party shall operate or be construed as a waiver of any other or subsequent breach.

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20. Non-Disparagement. Executive agrees that he will not make any defamatory remarks about the Company or its officers, directors, employees, or predecessor or successor corporations. Similarly, the Company (meaning, solely for this purpose, the executive officers and directors of the Company and other persons authorized to make official communications on behalf of the Company) will not make any defamatory remarks about Executive. Notwithstanding the foregoing, in no event will any legally required disclosure or action be deemed to violate this paragraph, regardless of the content of such disclosure or the nature of such action.

EXECUTIVE

/s/ Fred Knechtel		Date:	January 31, 2021
Fred Knechtel

INTERPACE BIOSCIENCES, INC.

By:	/s/ Thomas W. Burnell	Date:	January 31, 2021
Name:	Thomas W. Burnell
Title:	President & CEO

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